                                                                       EXHIBIT 7


                  REGISTRATION RIGHTS AGREEMENT, dated June 30, 1998, between PHARMACEUTICAL RESOURCES, INC., a New Jersey corporation (the "Company"), Lipha Americas, Inc., a Delaware corporation ("Lipha") Merck KGaA, a Kommanditgesellschaft auf Aktien organized under the laws of Germany ("Merck"), and Genpharm, Inc., a corporation organized and existing under the laws of the Province of Ontario, Canada ("Genpharm", together with Merck and Lipha, the "Holders" and each a "Holder").

                  WHEREAS, Lipha concurrently herewith is purchasing 10,400,000 shares of common stock, par value $.01 per share, of the Company ("Common Stock") pursuant to a Stock Purchase Agreement, dated March 25, 1998, between the Company and the Holder (the "Stock Purchase Agreement");

                  WHEREAS, Lipha concurrently herewith is purchasing 2,313,000 shares of Common Stock owned by Clal Pharmaceutical Industries Ltd., pursuant to the Clal Stock Purchase Agreement (as such term is defined in the Stock Purchase Agreement);

                  WHEREAS, the Holders may purchase an aggregate of up to an additional 1,171,040 shares of Common Stock upon exercise of the separate Options (as such term is defined in the Stock Purchase Agreement); and

                  WHEREAS, the Stock Purchase Agreement provides that the execution and delivery of this Agreement is a condition precedent to the respective obligations of the Company and Lipha to consummate the transactions contemplated by such Stock Purchase Agreement.

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth herein, the parties hereto agree as follows:

                  SECTION 1. Demand Registrations.

                  1.1 The Company agrees that, commencing on the date nine (9) months from the date hereof, upon receiving a written request (the "Request") from any Holder to register under the Securities Act of 1933, as amended (the "Securities Act"), and under the securities laws of a reasonable number of states specified by the Holder in the Request (the "Specified States"), a specified number of shares of Subject Stock (as hereinafter defined), which number may be all or a material part of the Subject Stock then owned by the Holders, the Company shall, as soon thereafter as practicable, file with the Securities and Exchange Commission (the "Commission") on the appropriate form a registration statement, together with any requisite registration statements or applications under the securities laws of the Specified States, covering the number of shares of Subject Stock specified in the Request. The


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2

Company, under no circumstances, shall be required to make more than three effective filings of a registration statement under this Section 1; provided, however, that beginning at such time, if ever, as any Holder shall exercise the Options, in whole or in material part, the Company shall be obligated to effect two additional registrations pursuant to this Section 1 following any Holder's delivery of a Request; provided, further, that the Holders may not deliver more than one Request in total during any 12-month period. For the purpose of the preceding sentence, Requests delivered at the same time by the Holders together shall be counted as one Request. The Company may, in its sole discretion, include additional issued or unissued shares of Common Stock in such registration statement; provided, that the inclusion of any such shares shall not reduce the number of shares of Subject Stock contained in the Request which are covered by such registration statement.

                  1.2 The term "Subject Stock", as used herein, shall mean the number of shares of Common Stock owned by the Holders which shall have been purchased by any Holder (a) under the Stock Purchase Agreement at the Closing (as such term is defined therein), (b) under the Clal Stock Purchase Agreement or (c) upon any exercise of the Options. "Registration statement" means all registration statements, including all prospectuses contained therein and all amendments or supplements thereto, or any related applications filed under the Securities Act or under the securities laws of the applicable states.

                  1.3 The Company shall use its best efforts to cause a registration statement including the shares of Subject Stock to become effective under the Securities Act and, if necessary, under the securities laws of the Specified States. The Company shall further use its best efforts to maintain the effectiveness of such registration statement for such period as may be reasonably necessary to complete the distribution of the Subject Stock covered thereby, subject to the limitations set forth in Sections 3 and 4 hereof.

                  1.4 If the method of disposition requested by a Holder pursuant to this Section 1 shall be an underwritten public offering, such Holder shall have the right to designate the underwriter of such offering. Any underwriter selected by such Holder shall be subject to the approval of the Company, which approval shall not be unreasonably withheld (the "Underwriter"). The Company will join the Holders in entering into an underwriting agreement and related agreements with the Underwriter, which shall be in form and substance reasonably satisfactory to the Company and its counsel and shall contain terms and provisions customarily contained in the underwriting agreements utilized by such Underwriter in connection with comparable public offerings, including an indemnification of the Underwriter by the Company and the Holders.

                  1.5 All expenses, disbursements, fees (filing fees and others), legal and accounting expenses, and other costs of every kind and nature incurred or borne


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3

by the Company and the Holders in connection with a registration requested under this Section 1 (both under the Securities Act and under the securities laws of the Specified States) shall be paid and/or reimbursed by the Holders; provided, however, that if the Company shall include any shares of Common Stock in any such registration, then the Company shall reimburse the Holders, within 10 days following the Holders' written request, for all such expenses, disbursements, fees and other costs using the ratio of net cash received by the Company and any other sellers of shares of Common Stock under such registration statement to the total amount of net cash received by the Holders unless the Holders shall have otherwise agreed to bear such expenses, disbursements, fees and other costs on behalf of any other stockholder of the Holders for whom shares of Common Stock are being included in such registration.

                  SECTION 2.  Piggyback Registrations.

                  2.1 The Company agrees that, on each occasion that it shall propose to file a registration statement covering shares of Common Stock, whether on its own behalf or at the request of any other stockholder of the Company (other than a registration statement on Form S-4 or Form S-8 under the Securities Act), with the Commission or under the laws of any state jurisdiction, the Company shall give written notice ("Piggyback Notice") of such proposed filing to the Holders at least 40 days prior to such filing. Upon the written request of any Holder, given within 10 days after the date of the Piggyback Notice, the Company shall use its best efforts to include in any such filing such number of shares of Subject Stock that shall be requested by the Holders, subject to any limitations as to the number of shares of Subject Stock that may be imposed by the Company's underwriter (if any); provided, however, that if such registration statement is being filed at the request of another stockholder of the Company, then the maximum number of shares of Subject Stock included in such registration shall be equal to the lesser of (a) the aggregate number of shares of the Common Stock to be included in such registration multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock owned by the Holders on the date of the Piggyback Notice and the denominator of which shall be the aggregate number of shares of Common Stock that are issued and outstanding on such date, or (b) the number of shares of the Common Stock that the Holders shall have requested to have included in such registration.

                  2.2 The Company agrees that it shall use its best efforts to cause the registration statement including the shares of Subject Stock to become effective under the Securities Act and under the securities laws of Specified States. The Company shall further use its best efforts to maintain the effectiveness of such registration statement for such period as may be reasonably necessary to complete the distribution of the Subject Stock covered thereby, subject to the limitations set forth in Section 4 hereof.



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4

                  2.3 The Holders shall pay all fees and expenses of its counsel and accountants who shall not also be representing the Company, and shall reimburse the Company for certain additional expenses incurred by the Company as set forth in this Section 2.3. The Company shall pay all expenses, disbursements, fees (filing and others), legal and accounting and other costs of every kind and nature incurred or borne by the Company in connection with such a registration requested under this Section 2 (both under the Securities Act and under the laws of the Specified States in which shares of the Subject Stock are being sold), except that the Holders shall promptly reimburse the Company for all such expenses, disbursements, fees and other costs using the ratio of net cash received by the Holders to the total amount of net cash received by the Company and any other sellers of shares of Common Stock under such registration statement unless the Company shall have otherwise agreed to bear such expenses, disbursements, fees and other costs on behalf of any other stockholder of the Company for whom shares of Common Stock are being included in such registration.

                  SECTION 3. Holdback Agreement; Limitation on Resales. If the Company at any time shall register shares of Common Stock under the Securities Act for sale to the public, neither Holder shall sell publicly, make any short sale of, or grant any option for the purchase of, or otherwise dispose publicly of, any of the shares of Subject Stock (other than Subject Stock included in a registration statement pursuant to Sections 1 or 2 hereof), without the prior written consent of the Company, for a period designated by the Company in writing to the Holders, which period shall begin not more than ten (10) days prior to the effectiveness of the registration statement pursuant to which such public offering shall be made and shall terminate at such time as similar restrictions imposed by law and/or Company policy on directors and executive officers of the Company generally shall terminate; provided, however, that, in no event, shall such restrictions last more than 180 days after the effective date of such registration statement.


                  SECTION 4. Preparation and Filing. Whenever the Company shall be under an obligation pursuant to this Agreement to use its best efforts to effect the registration of the shares of Subject Stock, the Company and the Holders agree as follows:

                  (a) The Company shall, in no event, be required to keep such registration effective for longer than nine months after the effective date thereof or during any period in which the trading of any shares of Common Stock shall be suspended for any reason by the Commission.

                  (b) The Company shall use its best efforts to cause all shares of Subject Stock registered pursuant to Sections 1 or 2 hereof to be listed for

5

         trading on each securities exchange or other securities market on which the Common Stock shall then be listed.

                  (c) The Company may require each Holder to promptly furnish in writing to the Company such information regarding such Holder, the distribution of the shares of Subject Stock as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

                  (d) The Company shall supply the Holders with such number of copies of registration statements, and amendments and supplements thereto, and any prospectus relating thereto as may be reasonably requested by the Holders, and will supply the Holders with copies of any preliminary and final prospectus filed in connection therewith that may be reasonably required and, if necessary, with copies of a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act; provided, however, that no such prospectus need be supplied more than nine months after the effective date of any such registration statement.

                  (e) The Company shall not be required in connection with any qualification of the shares of Subject Stock to be sold within any state jurisdiction to qualify to do business as a foreign corporation in any state, to execute a general consent to service of process or to subject itself to taxation, registration as a broker-dealer or to any unreasonable regulatory requirements or unreasonable expenses, but shall execute and deliver consents to service of process in the Specified States as to matters relating to the sale of the shares of Subject Stock in such States.

                  (f) The Company shall promptly notify the Holders of any stop order issued or threatened by the Commission or any state regulatory authority with respect to any registration statement covering the shares of Subject Stock and shall take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

                  (g) Each of the Company and each Holder shall promptly notify the other party of the occurrence of any event which shall require the filing of an amendment or supplement to any registration statement and prospectus covering the shares of Subject Stock. Upon receipt of such notice, each party shall refrain from the sale of any shares of Subject Stock pursuant to such registration statement and prospectus until the receipt by such party of copies of the supplemented or amended registration statement and prospectus.

                  SECTION 5. Information. Each Holder agrees that, promptly upon the request of the Company, it shall furnish to the Company such information


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6

regarding itself and its Affiliates, as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934 (the "Exchange Act"), and its holdings of shares of the Subject Stock as the Company shall specify in such request and as shall be required in connection with any registration statement, proxy or other reporting requirements of the Company. Each Holder further agrees to cooperate with the Company in any way reasonably necessary to accomplish any such registration hereunder and, when participating in any such registration, to comply with all of the requirements of the Securities Act and the securities laws of the states in which the shares of Subject Stock are being sold, including delivery by the Holder to any purchaser of the shares of Subject Stock of a copy of any required prospectus. Notwithstanding anything herein to the contrary, each Holder further agrees that it shall indemnify the Company and hold it harmless from and against, and pay or reimburse it for, any liability, loss, cost or damage, including attorneys' fees, incurred by the Company as a result of any failure on such Holder's part to carry out the foregoing agreement.

                  SECTION 6. Indemnification.

                  6.1 Indemnitors; Indemnified Persons. For purposes of this
Section 6, each party which, pursuant to this Section 6, agrees to indemnify any other person or entity shall be referred to, as applicable, as the "Indemnitor" with respect to such person or entity, and each such person or entity who is indemnified shall be referred to as the "Indemnified Person" with respect to such Indemnitor.

                  6.2 Company Indemnity. The Company hereby agrees to indemnify and hold harmless each Holder, and their respective directors, officers, employees, agents and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act), from and against any and all claims, liabilities, losses, damages and expenses (including reasonable attorneys' fees and disbursements) asserted against or incurred by any such Indemnified Person which shall be caused by any untrue statement of a material fact contained in any registration statement or prospectus relating to the Subject Stock, including any amendment or supplement thereto, or shall be caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities and expenses shall be caused by any untrue statement or omission based upon information furnished in writing to the Company by such Holder or on such Holder's behalf for use therein. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6.2 shall not inure to the benefit of any Indemnified Person from whom a person or entity asserting a claim purchased shares if an untrue statement or omission of material fact in any prospectus shall have been corrected by the Company on a timely basis, such person or entity shall have failed to utilize such corrected prospectus and such corrected prospectus would have cured the defect giving rise to such claim.


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7


                  6.3 Holder Indemnity. Each Holder hereby agrees to indemnify and hold harmless each of the Company, and its directors, officers, employees, agents and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act), from and against any and all claims, liabilities, losses, damages and expenses (including reasonable attorneys' fees and disbursements) asserted against or incurred by any such Indemnified Person to the same extent as the foregoing indemnity from the Company to the Holders, but only with respect to information relating to such Holder furnished in writing by such Holder or on such Holder's behalf for use in any registration statement or prospectus relating to the Subject Stock or any amendment or supplement thereto. The total amount payable by such Holder pursuant to this Section 6.3 shall not exceed an amount equal to the number of shares proposed to be sold by such Holder in the registered offering that shall give rise to any such claim for indemnity multiplied by the selling price per share.

                  6.4 Defense. Promptly after receipt by an Indemnified Person of notice of any claim or demand or the commencement of any action or proceeding with respect to which indemnification may be sought hereunder, such Indemnified Person shall notify the Indemnitor of such claim or demand or the commencement of such action or proceeding, but failure so to notify the Indemnitor shall not relieve the Indemnitor from any liability which the Indemnitor may have hereunder or otherwise, unless the Indemnitor shall be actually prejudiced by such failure. If the Indemnitor shall so elect, the Indemnitor shall assume the defense of such claim, demand, action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall pay the fees and disbursements of such counsel. In the event, however, that such Indemnified Person shall reasonably determine that having common counsel would present such counsel with a conflict of interest or alternative defenses shall be available to an Indemnified Person or if the Indemnitor shall fail to assume the defense of the claim, demand, action or proceeding in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend such Person against any such claim, demand, action or proceeding and the Indemnitor shall pay the reasonable fees and disbursements of such counsel; provided, however, that the Indemnitor shall not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single or related action or proceeding. For any claim, demand, action or proceeding the defense of which the Indemnitor shall assume, the Indemnified Person shall have the right to participate therein and to retain its own counsel at such Indemnified Person's own expense (except as otherwise specifically provided in this Section 6.4), so long as such participation shall not interfere with the Indemnitor's control of such claim, demand, action or proceeding. The Indemnitor shall not, without the prior written consent of the Indemnified Person, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement,


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8


compromise or consent shall include an unconditional release of such Indemnified Person from all liability arising out of such claim, demand, action or proceeding.

                  6.5 Contribution. If the indemnification in this Section 6 shall be held by a court of competent jurisdiction to be unavailable to an Indemnified Person with respect to any claim, liability, loss, damage or expense referred to herein, then the Indemnitor shall contribute to the amounts paid or payable by such Indemnified Person as a result of such claim, liability, loss, damage or expense in such proportion as is appropriate to reflect the relative benefits and also the relative fault of the Indemnitor, on the one hand, and the Indemnified Party, on the other, in connection with the transactions giving rise to such claim, liability, loss, damage or expense, as well as any other relevant equitable considerations. The relative benefits received by the Indemnitor, on the one hand, and the Indemnified Party, on the other, shall be deemed to be in the same proportion as the total net proceeds from the sale of Common Stock under the registration statement or prospectus (before deducting expenses) received by the Indemnitor shall bear to the total net proceeds from such sale received by the Indemnified Person. The relative fault of the Indemnitor and of the Indemnified Person shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact shall relate to information supplied by the Indemnitor or by the Indemnified Person and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each Holder agree that it would not be just and equitable if contribution were determined by any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the foregoing, (a) the total amount payable by a Holder pursuant to this Section
6.5 shall not exceed an amount equal to the number of shares sold by such Holder in the registered offering that give rise to any such claim for contribution multiplied by the selling price per share and (b) no person or entity guilty of or liable for fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of fraudulent misrepresentation.

                  6.6 Holder-Related Claims. If there shall be any claim for indemnification by or against any Holder or any of its related persons under this Section 6, all determinations by the Company relating thereto, including, without limitation, the choice and engagement of counsel, the prosecution of any action and the terms and conditions of any settlement or compromise, shall be made solely by the "Company Designees" (as defined in the Stock Purchase Agreement) by majority vote thereof.

                  SECTION 7. Termination. This Agreement shall terminate upon the sale or disposition of beneficial ownership by the Holders of all shares of the Subject Stock; provided, however, this Agreement shall continue in effect as to any indemnification and payment or reimbursement obligations herein.



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9

                  SECTION 8.  Miscellaneous.

                  8.1 Assignment. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other party.

                  8.2 Entire Agreement. This Agreement and the other agreements referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings with respect thereto.

                  8.3 Notices. All notices hereunder shall be in writing and shall be given: (a) if to the Company, at One Ram Ridge Road, Spring Valley, New York 10977 (attention: Kenneth I. Sawyer), fax number: (914) 425-5097, or such other address or fax number as the Company shall have designated in writing to the Holders in accordance with this Section 8.3, with a copy to Hertzog, Calamari & Gleason, 100 Park Avenue, New York, New York 10017 (attention:
Stephen A. Ollendorff, Esq. and Stephen R. Connoni, Esq.), fax number: (212) 213-1199, (b) if to Merck, at Frankfurter Strasse 250, 64271 Darmstadt, Germany (attention: Dr. Rudi Neirinckx), fax number: 011 49 6151 72 3435 with a copy to Coudert Brothers, 1114 Avenue of the Americas, New York, New York 10036-7703 (attention: Edwin S. Matthews, Jr., Esq.), fax number: (212) 626-4120, (c) if to Genpharm, at 85 Advance Road, Etobicoke, Ontario M8Z 2S9, Canada (attention:
Chief Financial Officer), fax number: (416) 236-2940, with a copy to Coudert Brothers, at 1114 Avenue of the Americas, New York, New York 10036 (attention:
Edwin S. Matthews, Jr., Esq.), fax number: (212) 626-4120, or (d) if to Lipha,
at [       ], with a copy to Coudert Brothers, at 1114 Avenue of the Americas,
New York, New York 10036 (attention: Edwin S. Matthews, Jr., Esq.), fax number:
(212) 626-4120 or such other address(es) or fax number(s) as a Holder shall have designated in writing to the Company in accordance with this Section 8.3. Any notice shall be deemed to have been given if personally delivered or sent by express commercial courier or delivery service or by telegram, telefax, telex or facsimile transmission. Any notice given in any other manner shall be deemed given when actually received.

                  8.4 Amendments; Waiver. This Agreement may not be amended or terminated, and no provision hereof may be waived, without the prior written consent of at least a majority of the Company Designees (on behalf of the Company) and except pursuant to a written instrument executed by the Company and the Holders. Each Holder shall not cause, and shall use its best efforts not to permit, the Company to agree to any amendment, modification or waiver or take any action in respect of this Agreement, including, without limitation, in respect of any agreement or


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10

settlement relating to a dispute or claim for indemnification hereunder, without the prior written consent of at least a majority of the Company Designees, as such term is defined in the Stock Purchase Agreement (including any replacement(s) therefor as provided in Section 8.1 of the Stock Purchase Agreement).

                  8.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  8.6 Headings. The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

                  8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly therein.

                  8.8 Severability. If any term or provision hereof shall be invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired, (ii) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction and (iii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision as determined by a court to be valid and enforceable and to express, to the fullest extent legally permissible, the intention of the parties with respect to the invalid or unenforceable term or provision.

                  8.9 Expenses. Except as otherwise specifically provided in this Agreement, the parties shall bear their own respective expenses (including, but not limited to, all fees and expenses of counsel, financial advisers and independent accountants) incurred in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. To the extent that a Company Designee shall be required to make any determination or take any action hereunder (including, without limitation, with respect to indemnification under Section 6 hereof) in his/her capacity as a Company Designee, the Holders shall cause the Company to, and the Company shall, promptly reimburse and/or pay any reasonable expenses incurred by the Company Designee in acting in such capacity. The Company Designees are intended third-party beneficiaries of this provision.



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11


                  IN WITNESS WHEREOF, each of the undersigned has caused this Registration Rights Agreement to be executed as of the date first written above.

                           PHARMACEUTICAL RESOURCES, INC.


                           By: /s/ Kenneth I. Sawyer
                               ---------------------
                           Name: Kenneth I. Sawyer
                           Title: CEO & Chairman


                           LIPHA AMERICAS, INC.




                           By: /s/ Edwin S. Matthews, Jr.
                               --------------------------
                           Name: Edwin S. Matthews, Jr.
                           Title: Asst. Secretary


                           MERCK KGaA




                           By: /s/ Scheuble
                               ----------------------
                           Name: Bernhard Scheuble
                           Title: CEO Phama



                           GENPHARM, INC.




                           By: /s/ J. Tabatznik
                               ---------------------
                           Name: J.N. Tabatznik
                           Title: Chairman